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                                 EXHIBIT 14.1

                                Code of Ethics

                           Message from the Chairman


Dear Colleague:

   The latest version of ManTech's Standards of Ethics and Business Conduct is attached for your review. This booklet contains important information on the standards of ethics and business conduct that are expected from all employees of ManTech International and its subsidiaries (collectively "ManTech").

   The events of recent months emphasize the importance of ethics and integrity in business. The cost of failing to maintain the highest standards can be devastating to a business, its investors and employees. The greatest testimony to ManTech's employees is our ability to achieve our goals and objectives in a business environment that requires ethical business conduct that is consistent with the highest standards of integrity. ManTech's Standards of Ethics and Business Conduct provides direction on how ManTech employees should manage ManTech's business activities to maintain these standards.

   Our reputation is our greatest asset. Our employees should be rightfully proud of our organization and the work we perform. I know that it takes a great deal of effort to provide our customers with the service they deserve and an even greater effort to maintain our corporate reputation. This is why as Chairman, CEO and President of ManTech International Corporation, I hereby pledge my commitment to follow and support ManTech's Standards of Ethics and Business Conduct. As evidenced by their signatures, the senior members of ManTech's operating subsidiaries have joined me in pledging their full commitment and support for these Standards. We expect a similar commitment from you and every other employee of ManTech.

   Please read the attached booklet on ManTech's Standards of Ethics and Business Conduct carefully. ManTech is counting on your compliance with the letter and spirit of these standards as well as your assistance with identifying and correcting any problems that may arise in the areas of business ethics and conduct.

   I recommend that you keep this booklet in a convenient place and refer to it whenever a question arises in your mind. In the event that further clarification is required, please contact your supervisor, your human resource representative or the designated Corporate Ethics Program representative listed on the last page of this booklet.

   I recommend that you keep this booklet in a convenient place and refer to it whenever a question arises in your mind propriety of a course of action. In the event that further clarification is required, please contact your supervisor, your human resources representative, or the designated Corporate Ethics Program Representative listed in the last page of this booklet.

ManTech International Corporation

/s/ George J. Pedersen
Chairman of the Board CEO and President

INTRODUCTION

   It is the policy of ManTech to conduct its business in accordance with the applicable laws and ethical standards of the jurisdictions in which ManTech operates. Each employee is required to read, understand and follow the Standards set forth in this booklet. Moreover, ManTech will treat each employee as having actual notice of the Standards discussed this booklet and ManTech's requirement that they be followed. The Standards should not be considered all-inclusive and all employees are hereby advised to refrain from engaging in any conduct that could discredit their professional reputation or that of ManTech. Such inappropriate acts may result in adverse employment action. Additional guidance regarding these Standards may be obtained from your immediate supervisor, your local Human Resources Representative, or the Corporate Compliance Department.

                                  COMMITMENTS

   ManTech's reputation is its most valuable asset. The caliber of the employees, the quality of the services they provide and the manner in which they perform these services all impact ManTech's reputation. In order to maintain and further enhance this reputation, we must fulfill commitments to our customers, our teammates, our suppliers, our communities and each other. ManTech's values, which form the basis of ManTech's commitment to maintaining a high standard for business ethics, are summarized below:

  . To our customers, we are committed to providing quality products and services that meet or exceed contractual requirements and to meeting required schedules and budgets within the parameters of applicable law and regulation. We are also committed to the protection and handling of classified information in accordance with established rules and regulations.

  . To our teammates and suppliers, we will practice fair competition, seeking long-lasting business relationships and a sense of responsibility that will enable us to be a valued customer. We will not discriminate against potential teammates or suppliers based on race, religion, color, national origin, age, sex, handicap or other factors not related to ManTech's business interest. We will endeavor to protect all proprietary information belonging to any organization that has entrusted it to us.

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  .   To the many communities in which we reside and to society as a whole, we are committed to responsible corporate citizenship. We will conduct ourselves in an ethical manner in all aspects of our business. We are committed to complying with federal, state, and local laws and regulations.

  . To our shareholders, we are committed to pursuing our growth and earnings objectives while abiding by our ethical standards. We will exercise prudence in the use of ManTech's corporate assets and resources.

  . To our employees, we are committed to treating one another fairly and implementing employment practices and programs related to compensation, training, and health on the basis of equal opportunity for all employees. We will provide safe and healthy working conditions and maintain programs intended to prevent work-related injuries and accidents. We will conduct ourselves professionally and treat each other with the dignity and respect due all human beings.


                                   STANDARDS

A. Conflicts of Interest

   A conflict of interest arises in any situation that can result in a problem between the private interests of a ManTech employee and that person's official responsibilities on behalf of ManTech.

   1. General Principle on Conflicts of Interest.

   We must avoid situations, both on and off the job, where a conflict of interest or the perception of such a conflict could result. Employees should avoid any outside financial interest that might influence their decisions or actions as employees of ManTech. Employees should also avoid any outside employment or activities that could have a negative impact on the performance of their job, that could conflict with their obligations to ManTech, or that could affect ManTech's reputation in the community in a negative manner.

   2. Use of Inside Information for Financial Gain.

   ManTech employees must never use or disclose to others, inside information (that which is not available to the general public) for any kind of personal gain, such as through trading in shares of stock. Examples of inside information include ManTech's pricing for services or products, burden rates, business strategies, acquisition candidates and banking relations. Non-public information shall not be used by any ManTech employee for private gain or disclosed to persons other than ManTech employees or others who have a legitimate business need for the information.

The trading of securities of publicly-traded companies while in possession of material, nonpublic information relating to those companies must be avoided. Liability could also extend to an employee who "tips" another person about such information where that person, in turn, conducts securities transactions.

Tipping is a serious breach of corporate confidentiality as well as being considered a form of insider trading. For this reason, every employee must avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others. Each of these prohibitions applies equally to family members and others living in the same household as an employee. Employees are expected to be responsible for the compliance with this policy by members of their immediate family and personal household.

Information should be considered material if it would be considered important by investors making decisions on whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered "material" if it would alter the total mix of information available to the public (for example, knowledge of merger and acquisition discussions).

Information should be treated as being nonpublic unless a reasonable period of time has passed since it has been distributed by means likely to result in a general public awareness of the information. Such awareness would result, for example, by publication of the information in a daily newspaper. As a general rule, information may be considered to be public two business days after it has been broadly distributed to the general public.

   3. Outside Financial Interests.

   A conflict of interest or the appearance of a conflict can arise when an employee or an employee's family member holds an investment interest in or is an employee, official or director of another enterprise, particularly if that enterprise is a supplier of


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products or services to ManTech or is a competitor of ManTech. While such circumstances are not automatically prohibited, they are not desirable. With the exception of relatively small holdings of stock in a publicly traded company that does business with ManTech, such activities require prior disclosure to and written approval of the Senior Vice President of Corporate Compliance.

B. Dealings with Customers, Suppliers, Subcontractors, Agents, and Consultants

   It is ManTech's policy to compete for business solely on the merits of its products and services. ManTech will conduct business with its teammates and suppliers in an ethical and honest fashion. It is a violation of these Standards for any ManTech employee to seek a competitive advantage through the use of gifts, gratuities, entertainment or other favors.

   1. General Principle regarding Gifts and Gratuities

   Under no circumstances may we offer or give gifts of money or other gratuities to a customer or a customer's representative in an effort to influence a contract award or other favorable customer action. Further, the acceptance of a gift of money from a supplier, vendor, subcontractor or consultant is also prohibited.

   Employees may accept unsolicited, non-monetary gifts from a firm or individual doing, or seeking to do, business with ManTech only if the gift is of nominal value or is of an advertising/promotional nature. For purposes of this paragraph, "nominal value" shall mean an amount not greater than Fifty Dollars ($50).

   2. Gifts in Foreign Countries or to Foreign Nationals.

   Customary business practice in some foreign countries may call for the exchange of gifts. In cases where it is necessary to meet such a requirement, only ManTech may provide the gift and any gifts received will become ManTech property. Such gifts may only be made after consultation with the Corporate Compliance Department.

   3. Kickbacks.

   Employees (or their families) may not personally receive kickbacks, rebates, or anything else of value in exchange for the purchase or sale of goods or services to ManTech. Kickbacks or "rebates" can take many forms and are not limited to direct cash payments or credits. In general, if you or your family are in a position to gain personally through a purchase or sales transaction with ManTech, that transaction is prohibited. Such practices are unethical and may be against the law.

   4. ManTech's Purchasing Policies

   Whenever possible, materials, supplies, equipment, and other services purchased by ManTech should be procured from qualified suppliers at the lowest reasonable cost, keeping in mind the requirements for quality, performance and the vendor's ability to meet delivery schedules. Whenever feasible, we will encourage, establish and maintain competition among potential suppliers qualified for the award of contracts. We will comply with applicable Government regulations and contractual requirements governing ManTech's purchasing power, including those pertaining to small, minority-owned, or women/disadvantaged-owned businesses.

   5. Other Improper Payments

   Any payment which is improper when made by an employee is also improper if made by an agent, consultant, or other third party on behalf of ManTech. In addition, paying a third party for any purpose other than disclosed on the supporting documentation is strictly forbidden.

C. Antitrust or Anticompetitive Behavior

   A wide range of transactions or practices is prohibited under the antitrust laws of the United States. No agreement or understanding may be made with competitors to fix or control prices; to allocate products, customers, markets, or territories; to boycott certain customers or suppliers; to exchange information with our competitors about prices; or to refrain from or limit the manufacture, sale or production of any product.

   Antitrust laws sometimes restrict the use of joint ventures to produce or market a product or service. Teaming agreements, which are frequently used to bid for work under government contracts, may also be governed by the antitrust laws. In general, joint ventures and teaming agreements are not prohibited where cooperation between companies is necessary to provide the products or services under the contract, which the companies are not able to provide on their own. If ManTech is

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considering forming a joint venture or participating in a teaming agreement with another company to bid on a government contract, that fact may have to be disclosed to the Government in advance.

D. Quality/Testing

   It is our responsibility to ensure that our products and their components are designed and manufactured to meet the appropriate inspection criteria of our customers, to perform the testing necessary to demonstrate that these criteria have been met, and to provide the necessary documentation. The inspection and testing documentation must be complete, accurate and truthful.

   If a contract requires that goods from a particular source be used, this obligation must be fulfilled. If specified products are not available, ManTech will not accept any substitute materials, even if they might be equivalent in form, without informing the appropriate customer.

   If a product or design required by a customer is judged to be unsafe to the users of the product, the customer should be formally advised of this condition as soon as it is known.

E. ManTech, Customer and Other Third Party Resources

   ManTech, customer and other third party resources include labor, technology, buildings, land, equipment, confidential information, trade secrets, literary works, intellectual property such as patents and copyrights, and cash.

   1. Use of ManTech, Customer and Other Third Party Resources.

   No employee may make improper use of ManTech, customer or third party resources or permit others to do so. Examples of improper use of resources include: unauthorized use of language of another author and the representation of that language as one's own, unauthorized appropriation or use of ManTech, customer or other third party assets such as telephones, supplies and materials; technology and patents; software; computer and copying equipment; and alteration, destruction or disclosure of data. If assets that are no longer needed by ManTech are sold to employees, all such sales must be supported by proper documentation and approved by an authority other than the employee.

   2. Confidential Information, Technology, and Trade Secrets

   One of ManTech's strengths is our ability to develop and use technological products and services in our day-to-day operations. We are therefore all responsible for safe-guarding ManTech's confidential information, technology, and trade secrets against unauthorized disclosure. This responsibility also includes protection of proprietary data developed or purchased by us or entrusted to us by customers, teammates, prime-contractors, sub-contractors, joint-venture partners or suppliers. These restrictions apply whether the information is in written or electronic form or is simply known by us.

  . Employees may not disclose or use ManTech or customer proprietary information except as required by the normal business activity of ManTech in meeting its contractual obligations to customers. All such disclosures shall be made pursuant to relevant disclosure obligations.

  . Employees may not take, disclose, or use ManTech or customer proprietary information upon terminating employment with ManTech unless authorized in writing to do so by a Vice President or President of the relevant ManTech subsidiary.

  . Employees must disclose in writing to ManTech any inventions and copyrights arising out of his or her employment by ManTech. All inventions and copyrights discovered, conceived or implemented either alone or jointly with others, during ManTech work hours or with ManTech resources are deemed assigned to ManTech as such rights arise.

These obligations are thoroughly discussed in the Confidentiality, Inventions and Non-Solicitation Agreement that you already signed with ManTech.

   3. Cash and Bank Accounts

   All cash and bank account transactions must be handled carefully so as to avoid any question or appearance of bribery, kickbacks, other illegal or improper payment, or any suspicion of impropriety whatsoever. All cash transactions must be recorded in ManTech's books of account.

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   All accounts shall be established and maintained in the name of ManTech, with the exception of petty cash accounts. All transactions and accounts involving ManTech funds shall be clearly and accurately identified in ManTech's books and records. All cash received shall be promptly recorded on its books and deposited in a ManTech bank account. No funds shall be maintained in the form of cash, except as required for normal business operations.

F. Political Contributions

   1. Federal Elections.

   Federal law prohibits corporations from making contributions or expenditures in federal elections. It is imperative that no ManTech funds or assets are contributed or loaned, directly or indirectly, to any political party, campaign or candidate, or expended to support opposition to a federal party, campaign or candidate.

   While ManTech's corporate money may not be used in federal elections, ManTech has established a separate fund, called a political action committee ("PAC"), to raise voluntary contributions from employees for use in federal elections. Contributions to ManTech's PAC are voluntary and employees who do not contribute will not be subject to job discrimination or threats of reprisal.

   2. State and Local Elections.

   ManTech's ability to make political contributions in state and local elections depends upon the laws of the state and/or locality of the election. Accordingly, no ManTech employee may commit ManTech funds or resources in any way in a state or local election without the prior review and approval of the Senior Vice President of Corporate Compliance.

   3. Political Activity.

   ManTech encourages all employees to participate on an individual basis in political activities that interest them, on their own time and in their own way.

G. International Business

   1. General Principles.

   ManTech has global business operations and special care must be taken by employees to identify and accommodate the various customs and expectations that exist in the international markets. Laws vary widely from country to country, and may conflict with one another. Our policy is to comply with all laws that apply in the countries where we do business to the maximum extent permissible by United States law.

   2. Export Restrictions.

   Export of ManTech's products or services and disclosure of the technology involved in such products or services are subject to several laws and regulations. It is essential that ManTech comply with all export control and licensing requirements by obtaining proper permits and approvals from relevant government agencies. Because of the complexity of the laws in this area, employees having questions about the appropriate practice in a particular situation should seek guidance from the Legal Department through their supervisor.

   3. Payments to Foreign Officials.

   Employees should be particularly mindful of the prohibitions of the Foreign Corrupt Practices Act. This act prohibits payments or gifts to any foreign official, political party, party official, member of a ruling family, or any other person acting on behalf of a foreign nation in order to obtain or retain business, or to direct business to ManTech or to some other person or entity. All such payments are prohibited by the Foreign Corrupt Practices Act, whether made directly or indirectly through a third party. Prior to taking such action, each proposal to make payments or gifts to foreign persons or entities should be reviewed by the Corporate Compliance Department in coordination with the Legal Department.


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H. Doing Business With the U.S. Government

   Much of ManTech's business involves a close working relationship with branches of the U.S. government. Therefore, ManTech employees working on projects for which the ultimate customer is the U.S. government must be aware of and comply with the laws, rules, and regulations that govern the acquisition of goods and services by the U.S. government. ManTech also requires its business partners, suppliers, and consultants to be aware of and comply with these legal requirements.

   1. Security

   ManTech has a special obligation to comply with those Government regulations and laws that protect our nation's security and safeguard our nation's defense secrets, including classified information. As employees, security is an integral part of our jobs, whether or not we work directly with classified information. Any employee who observes or gains knowledge of a potential violation of the security regulations and/or laws relating to classified or government information must immediately report it to the respective ManTech Facility Security Officer or the Corporate Compliance Department.

   Employees possessing a valid security clearance and requiring access to specific classified information will ensure that such information, in whatever form it exists, is handled in strict compliance with the procedures set forth by the Department of Defense for safeguarding classified information.

   ManTech employees should not seek access to, accept or retain any classified information for which they have no need or to which they are not entitled. The unauthorized possession or disclosure of classified information in any form, or failure to properly safeguard such information, can endanger the security of this country and is punishable under the Espionage Laws and other Federal Criminal Statutes.

   2. Procurement Integrity - Procurement Sensitive Information

   ManTech competes fairly and ethically for all of its business opportunities. Therefore ManTech will not conduct business with any business partner, dealer, agent, or consultant involved in the unauthorized disclosure or use of procurement-sensitive or classified information about a procurement. This prohibition includes disclosing information about competitors' bids or proposals, or obtaining such information through improper or illegal means. Persons with access to proprietary or source selection information may disclose such information only to a person specifically authorized to receive it.

   3. Procurement Integrity - Dealings with Government Procurement Officials.

   The procurement integrity laws impose certain restrictions on the activities of government procurement officials and their contractor counterparts when they are engaged personally and substantially in a government procurement. In general, prohibited activities include: (1) offering, discussing, or accepting post government employment or business opportunities, (2) offering or accepting any money, gratuity, or other thing of value, or (3) soliciting, obtaining, or disclosing any bid or proposal information, proprietary or source selection information. Because of the complexity of the laws and the significant penalties that can be imposed for violations of these laws, only ManTech's Senior Management and Human Resources Officials are authorized to conduct employment discussions with any U.S. federal agency employees or former employees. Employees should refer questions covering the laws, requirements or possible violations of the law to their supervisor and, if deemed necessary, the Corporate Compliance Department. Proper advice should be obtained in advance of any action that could be perceived as a possible violation of the law.

   4. Procurement Integrity - Truth in Negotiations.

   Under the Truth in Negotiations Act, employees involved in the negotiation of contracts or other business transactions related to U.S. government procurement must ensure that all cost and pricing data is provided, to the extent required, to the U.S. government and that it is current, accurate, and complete; and that any other statements, communication, certificates, and representations to customers' representatives are accurate and truthful. In addition, any employee signing any certification or representation on behalf of ManTech should ensure it is accurate and truthful before signing.

   5. Lobbying - Use of appropriated funds.

   U.S. government appropriated funds (funds derived from federal contracts) may not be used to pay anyone to influence, or attempt to influence, anyone employed by the Executive or Legislative Branches, including members of Congress and their staffs, in connection with the award of U.S. government contracts or contract modifications.


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   6. Time Sheet Reporting

   Timely and accurate completion of time sheets by all employees is essential. Employees must ensure that costs are recorded to the proper direct (contract) or indirect activity in accordance with contract terms or regulation. A summary of time keeping procedures are enumerated below. Please refer to the Corporate Policy manual for complete context of the Timekeeping Policy.

      a. Employees should personally record their time on their time sheets. Execution and submission of a time sheet creates a certification as to the accuracy of the time sheet whether by electronic or manual means.

      b. Time sheets should be filled out daily. Paper time sheets must be completed in ink.

      c. Employees should record time actually worked in accordance with Policy 310.0/310.100 and Policy 234.0/234.100.

      d. Corrections to submitted time sheet should be done in accordance with policy. No erasures or white out allowed.

      e. Corrections/adjustments to submitted time sheets should be submitted on the ManTech Labor Adjustment form as soon as such corrections/adjustments become known.

      f. Supervisors should provide each employee with a "Work Authorization Form" identifying account codes and descriptions for any activity on which the employee will perform tasking.

      g. Supervisors should review the time sheets and labor adjustment forms for accuracy and completeness. They should certify as to the accuracy by approving the timesheet with their signature (electronically or manually).

   7. Restrictions on Former Government Employees

   There are specific rules and regulations that place certain limits on the duties that former U.S. Government employees (military or civilian) may perform as employees of ManTech. As a general guide, no former Government employees should represent ManTech in dealings with the Government on (i) any project in which they were substantially involved while in Government service, or (ii) any project for which they had responsibility during the two (2) year period before they left Government service. In addition, certain former Senior Government employees should not communicate with their former department or agency on any business matter for one year after leaving the Government.

   Senior Government employees are: (a) those who were compensated at the executive level; (b) active-duty Armed Services officers compensated at a pay grade of 0-9 or above; (c) employees designated as having significant decision-making or supervisory responsibilities and who were compensated as a GS-17 or above; and (d) former active duty Armed Services officers having had significant decision-making or supervisory responsibility and who were compensated at a pay grade of 0-7 or 0-8.

   These laws prohibit the former official or employee from appearing before or communicating to the government agency on behalf of another person. The former official or employee may, however, work on or provide advice about matters pending before government agencies "behind the scenes" here at ManTech.
However, because of the complexities of the laws, employees should refer questions regarding whether a former Government employee, who is currently a ManTech employee, may participate in a project, presentation or contact with a Government agency to their supervisor or to the Corporate Compliance Department.

I. Books and Records

   1. Falsification of Books and Records

   Federal law requires that ManTech's books and records accurately reflect the nature of the transactions represented. ManTech will maintain its books and records in accordance with the Generally Accepted Accounting Principles. It is a violation of these Standards for any employee to cause ManTech's books and records to be inaccurate. Employees may not create or participate in the creation of any records that are intended to mislead or to conceal anything improper. Examples of prohibited conduct:

      a. Making records appear as though payments were made to one person when, in fact, they were made to another;



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      b. Submitting expense accounts which do not accurately reflect the true nature of the expense;

      c. Creation of records that do not accurately reflect the true nature of the transaction.

      d. Creation of "slush fund," hidden, or "off-book" accounts, where there is no accounting for receipts or expenditures on corporate books.

   2. Retention of Books and Records.

   Federal and state law require that ManTech retain certain records for various periods of time, including tax, employment, health and safety records, and records relating to government contracts. In addition, when litigation or a government investigation or audit is pending, relevant records cannot be destroyed or otherwise disposed of until the matter is closed and only then if doing so is within the terms of the investigation or audit close-out. Destruction of records relevant to a legal proceeding, audit, or investigation may be a violation of law. All approved documents destruction should be conducted in strict compliance with ManTech's document destruction policy.

J. Drug Free Workplace/Workforce

   1. General Principles.

   All ManTech employees and worksites should be drug-free. The unlawful manufacture, distribution, dispensing, possession or use of controlled substances by employees on ManTech or assigned premises is strictly prohibited. Employees who violate this policy will be subject to adverse employment action, up to and including discharge. After prior consultation with Corporate Human Resources, illegal drug use may be reported to the proper authorities

   ManTech employees working at non-ManTech locations are subject to these Standards and are also expected to comply with related regulations at the host site, whether it is that of a customer or another company with which ManTech has a business relationship.

   2. Employee Assistance.

   Confidential employee assistance on drug abuse (and other personal or family problems) is available to employees and their families through a ManTech-provided counseling and referral service. Any employee or family member can reach a nation-wide network of Employee Assistance Programs through a 24-hour toll-free telephone line (800/225-8451).

   If a supervisor/manager perceives a possible drug problem, he/she must consult with the appropriate Human Resources representative about the process of intervention with the employee. Referral to the Employee Assistance Program should not be made in lieu of regular disciplinary action.

   3. Violations of the Drug Policy.

   With respect to violations of this Policy the employee may be terminated in any of the following circumstances:

      a. Confirmed illegal drug abuse and refusal to accept counseling or seek rehabilitation.

      b. Failure to be rehabilitated after a reasonable period of assistance and suspension.

       c. Manufacture, trafficking, possession or use of illegal drugs on ManTech premises or the premises of ManTech business partners.

      d. Conviction of an illegal drug offense, whether the offense occurred on ManTech premises or elsewhere.

   4. Reporting of Drug Offenses.

   If an employee is convicted of a criminal drug offense, the employee is required to inform ManTech within five (5) days. Depending on the customer, the contract type and/or the position held by the convicted employee, ManTech may have an obligation to notify the contracting officer(s) of the employee's conviction. In addition, for employees holding a security clearance, ManTech is required to report such convictions to the appropriate security officials.



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K. Reporting Wrongdoing

   Each ManTech employee has a duty to report any actual or suspected violation of these Standards. If any employee reasonably suspects that any employee or agent is involved in any sort of wrongdoing, has violated or is violating these Standards, the employee must immediately report those suspicions. In the event that an employee feels that their report has not received appropriate attention, the employee shall report that information to the Corporate Compliance or Human Resources Departments.

   ManTech encourages employee discussion with appropriate personnel regarding suggestions for preventing potential violations of these Standards. ManTech urges employees to work with their supervisors and their designated Ethics Representatives on these matters. However, if circumstances preclude effective resolution through these channels, employees should contact the Corporate Compliance Department directly. Employees who provide information may do so verbally or in writing. All information will be treated in confidence and ManTech will protect the anonymity of the employee to the maximum extent practicable.

                             HELP AND INFORMATION

   ManTech has designated a number of personnel to assist its employees in resolving any questions involving ethics and conduct. Do not hesitate to seek help as needed.

Supervisors

   Any employee that needs help or information regarding these Standards is encouraged to consult with his or her immediate supervisor. When this is not feasible, the employee should discuss the matter with the local or corporate Ethics Representative.

Ethics Program Representatives

   The respective Human Resource Representatives have been designated as the local Ethics Program Representatives for each ManTech operation. These individuals have been identified to provide assistance to line management in the execution of these Standards.

Operations Compliance Representatives

   In addition to the local Human Resources staff, the Group Presidents have designated senior staff members as Compliance Representatives for their respective organizations. It is the responsibility of these representatives to promote, reinforce and assist in the enforcement and execution of these standards. Please contact your supervisor or the Sr. Vice President of Corporate Compliance for the name of the Compliance Representative for your organization.

Senior Vice President of Corporate Compliance/Senior Vice President of Human
  Resources

   These senior corporate representatives will respond to inquiries and resolve questions from the ManTech Human Resource Representatives as to actual or suspected violations of these Standards. They are also available to provide assistance to line management and employees with regard to these Standards.

Ethics Hotline

   For those circumstances warranting complete anonymity of the employee, the Corporation has established an anonymous ethics hotline that is maintained by the Corporate Compliance office. The hotline is available to all employees Monday through Friday from 10:00 AM to 4:00 PM Eastern time.

Ethics Program Corporate Representatives Contacts:

      1. Diane Moberg, Sr. Vice President, Corporate Compliance (703) 218-6309

      2. David Scarfpin, Director Internal Audit (703) 218-6491

      3. Margo Mentus, Sr. Vice President, Human Resources (703) 218-6008

Ethics Hotline:    Toll Free: (877) 637-8892    DC Metro: (703) 218-6120

DISCIPLINARY ACTIONS

   Violations of these Standards will not be tolerated. Disciplinary action will be taken:

     . against employees who authorize or participate in actions which are a violation of these Standards;

     . against employees who deliberately fail to report a violation of these Standards or who deliberately withholds relevant and material information concerning a violation of these Standards;

     . against supervisors and management employees, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence;

     . against supervisors or management employees that retaliate, directly or indirectly, or encourage or knowingly permit others to retaliate, against employees who report violations of these Standards.

   Disciplinary action will result in one or more of the following sanctions, as appropriate:

     .   Verbal Warning;

     . Written Reprimand (to be part of the employee's permanent personnel record);

     .   Probation;

     .   Demotion;

     .   Suspension;

     .   Discharge;

     .   Required reimbursement of losses or damages;

     .   Referral for criminal prosecution or civil action.

   As with all matters involving disciplinary action, principles of fairness will apply. Any allegation of a violation of these Standards will be reviewed and any employee charged with a violation of this code will be afforded an opportunity to explain his/her actions before any adverse disciplinary action is taken.

SUMMARY

   ManTech seeks to conduct business at the highest possible ethical standards. As a result, ManTech's employees are responsible for ensuring that our personal conduct is above reproach. In cases where employees become aware of suspected violations of these Standards, they should report the situation to their supervisor(s) or Ethics/Compliance Representative(s).

   These Standards will be enforced consistently in all subsidiaries and at all levels of ManTech. ManTech will keep confidential, to the extent possible, the identity of anyone reporting a possible or actual violation of these Standards subject to ManTech's Policy and Procedure and its obligations under the law.

   Ethical conduct is everyone's obligation and the maintenance of these Standards is dependent on the collective judgment, knowledge and courage of all ManTech employees.

   In addition to the local Human Resources staff, the Group Presidents have designated senior staff members as Compliance Representatives for their respective organizations. It is the responsibility of these representatives to promote, reinforce and assist in the enforcement and execution of these standards. Please contact your supervisor or the Sr. Vice President of Corporate Compliance for the name of the Compliance Representative for your organization.

   Please fill in the required information below, sign and return this page immediately to your Human Resources Representative.

                                ACKNOWLEDGEMENT

   I have read and understand the ManTech International Corporation booklet, "Standards of Ethics and Business Conduct" and agree to comply with the policies set forth therein.


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